Exhibit 99.1

Toreador Resources Corporation 9 rue Scribe 75009 Paris France 33 1 47 03 34 24 Fax 33 1 47 03 33 71
NEWS RELEASE

TOREADOR ANNOUNCES OPERATIONS AND CORPORATE UPDATE

PARIS, FRANCE – (August 28, 2009) – Toreador Resources Corporation (NASDAQ: TRGL) today provided an operations and corporate update, under which the following has occurred:

•                  The Company continues to develop growth opportunities in France. A rig contract has been signed to drill the La Garenne well on the 100% owned Rigny le Ferron permit and is scheduled to spud late November pending regulatory approvals.  The well is an updip test of the nearby Flacy 1 and 2 oil discoveries made and produced in the 1980’s.  The well has the potential of proving between 6-30 mmbo of oil in place.

•                  Exploitation of the Paris Basin Oil Shale continues to be the Company’s primary focus for transformational growth, with current activities focused on strategic partnering to launch a phased approach in the first half of 2010. Considerable interest has been shown by parties that have experience in unconventional production in the US and Canada and who seek to bring their expertise to European basins with similar geology.

•                  The Company is in advanced discussions to monetize its businesses in Turkey and Hungary.  Toreador continues to work toward completing and announcing a transaction with respect to each by the end of the third quarter of this year.

•                  Operations continue on the Balotaszallas-E-1 (“Ba-E-1”) well in the Tompa block in southern Hungary.  The well continues intermittent testing to gather pertinent information on well and field productivity.  Production rates have fallen short of expectations. Construction of the 20-km pipeline, which was designed to tie-in both the Tompa field and the Kiha-15 well, has been temporarily suspended while remaining permits are approved.  The Company has a 25% carried interest in the Ba-E-1 well and a working interest of 100% in the Kiha-15 well.

•                  Durusu-1 exploration well located in the western Black Sea, reached total depth of 2,510 meters, was declared a dry hole and is being plugged and abandoned. Toreador, together with its joint venture partners, HEMA Enerji A.S., Sherritt International Oil and Gas Ltd. and Seoul City Gas Co. Ltd. have invested approximately $16.5 million in the well; the Toreador working interest of 25% W.I. cost of $4.1 million was carried in the amount of $2.7 million.

Craig McKenzie, President and CEO of Toreador, said, “We continue to focus on delivering our strategic agenda to maximize shareholder return.  We are exercising rigorous financial discipline and are rationalizing our asset portfolio to strengthen our balance sheet.  With the Tompa and Durusu well results in hand, we can now close out the last remnants of the exploration programme of commitment wells in two countries that we are working towards exiting by the end of 2009.  Both of these wells were largely carried, so our capital exposure was greatly reduced.  At the forefront of our growth activities to transform the Company are conventional low-risk exploration of our French acreage and the planning of our “proof of concept” phase for the exploitation of the Paris Basin Oil Shale.  The next six months will be an exciting time for shareholders.”

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas, crude oil and other income-producing minerals. The company holds interests in developed and undeveloped oil and gas properties in France, Turkey, and Hungary.  More information about Toreador may be found at the Company’s web site, www.toreador.net.

Forward Looking Statements

Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Toreador intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause Toreador’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, actual recoveries of insurance proceeds,  the ability of Toreador to obtain additional capital, and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. The historical results achieved by Toreador are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACT:

Shirley Z. Anderson

Toreador Resources Corporation

+1 (469) 364-8531